99.1

FOR IMMEDIATE RELEASE

CEDAR REALTY TRUST EXITS JOINT VENTURE WITH RIOCAN

Port Washington, New York – September 6, 2012 – Cedar Realty Trust, Inc. (Cedar) (NYSE: CDR) announced today it has reached agreement with RioCan Real Estate Investment Trust (RioCan) (TSX: REI.UN) to exit the 20% Cedar / 80% RioCan joint venture that owns 22 retail properties.

Highlights of the transaction are as follows:

•
Cedar will acquire RioCan’s 80% ownership interest in Franklin Village located in Franklin Massachusetts for approximately $60.1 million including the assumption of the related in-place mortgage financing of $34.7 million.

•
Cedar will sell its 20% ownership interest in the remaining twenty-one joint venture properties for approximately $119.5 million including the assumption of related in-place mortgage financings of $54.4 million.

•	Valuation of all properties is based upon a 6.5% capitalization rate.
•	Cedar will receive approximately $39.0 million of cash as well as a distribution of the Company’s share of working capital in the joint venture.
•	Cedar intends to use the cash proceeds to repay mortgage obligations with a weighted-average interest rate of 6.5% that are pre-payable during the fourth quarter of 2012 and the first quarter of 2013.
•	Cedar will continue to manage the properties acquired by RioCan and receive management related fees, subject to a one-year management agreement terminable by RioCan on 90 days notice.
•
Cedar is implementing over the next twelve months cost reduction measures, consisting primarily of employee headcount reductions and third party vendor cost savings aggregating between $2.0 and $2.5 million per year.

“This transaction is significant in furthering our goal of maximizing long-term shareholder value,” commented Bruce Schanzer, President and Chief Executive Officer of Cedar. “The benefits to our Company include gaining 100% ownership of a premier New England grocery anchored shopping center and generating cash for repayment of relatively high interest rate debt.  Further, as a result of this transaction, as well as our previously announced non-core asset divestiture plan, Cedar will be a more streamlined and less levered company, with an attractive wholly-owned portfolio of primarily grocery-anchored shopping centers situated between Washington D.C. and Boston.”

Mr. Schanzer concluded “While we believe exiting our joint venture with RioCan is an important step for Cedar, RioCan has been an exceptional partner for many years and we look forward to our continued cordial relationship.”

Updated Guidance

The Company reaffirms its 2012 Operating FFO guidance range of $0.46 to $0.50 per diluted share.  The Company will record severance charges of approximately $1 million in the third quarter of 2012 which is excluded from Operating FFO.

About Cedar Realty Trust

Cedar Realty Trust, Inc. is a fully-integrated real estate investment trust focused on the ownership and operation of primarily grocery-anchored shopping centers straddling the Washington D.C. to Boston corridor. After completion of the above transaction, the Company’s portfolio (excluding properties treated as “held for sale”) will be comprised of 68 properties, with approximately 10 million square feet.

For additional information about this transaction please refer to the Company’s website at www.cedarrealtytrust.com.

Contact Information:
Cedar Realty Trust
Investor Relations
Brad Cohen
(203)-682-8211